UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

The Kraft Heinz Company

(Exact name of registrant as specified in its charter)

Delaware	001-37482	46-2078182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (412) 456-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	KHC	The Nasdaq Stock Market LLC
Floating Rate Senior Notes due 2025	KHC25	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2023, the Board of Directors (the “Board”) of The Kraft Heinz Company (“Kraft Heinz” or the “Company”) appointed Carlos Abrams-Rivera as President of Kraft Heinz, effective immediately, and as Chief Executive Officer and a member of the Board of Kraft Heinz, effective January 1, 2024. Mr. Abrams-Rivera will take over the Chief Executive Officer role from Miguel Patricio, who has served as the Company’s Chief Executive Officer since 2019 and Chair of the Board since 2022. Mr. Patricio will transition to the role of Non-Executive Chair of the Board on January 1, 2024.

Carlos Abrams-Rivera, 56, has served as Executive Vice President and President, North America Zone for Kraft Heinz since December 2021. He is responsible for leading all operations of Kraft Heinz’s largest zone, which is comprised of its U.S. and Canada businesses. Before joining Kraft Heinz in February 2020 as U.S. Zone President, Mr. Abrams-Rivera was the Executive Vice President and President, Campbell Snacks at Campbell Soup Company (“Campbell”) from May 2019 to February 2020. He served as Senior Vice President and President, Campbell Snacks from April 2018 to May 2019, President, Campbell Snacks from March 2018 to April 2018, and President, Pepperidge Farm from 2015 to March 2018. Prior to Campbell, he was at Mondelēz International (“Mondelēz”), serving as President, Gum and Candy – Latin America from January 2015 to August 2015. He was President, Mondelēz Mexico from September 2013 to January 2015, Senior Vice President, Global Beverages from January 2013 to September 2013, and Senior Vice President, Marketing and Strategy from 2011 to 2013. Before Mondelēz, Mr. Abrams-Rivera held a broad range of other roles and management positions at Kraft Foods Group, Inc. from 1998 to 2010. Mr. Abrams-Rivera was not selected pursuant to any arrangement or understanding between him and any other person. Mr. Abrams-Rivera has no family relationships with any of the Company’s directors or executive officers, and there have been no related party transactions between the Company and Mr. Abrams-Rivera reportable under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Mr. Abrams-Rivera’s appointment and Mr. Patricio’s change in role is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Compensation of Mr. Abrams-Rivera as President of Kraft Heinz, effective immediately, and Chief Executive Officer, effective January 1, 2024

On August 8, 2023, the Board, upon the recommendation of the Human Capital and Compensation Committee of the Board (the “Compensation Committee”), approved the compensation for Mr. Abrams-Rivera in his capacity as President of Kraft Heinz, effective immediately, and Chief Executive Officer, effective January 1, 2024. In his role as President of Kraft Heinz in 2023, Mr. Abrams-Rivera will be entitled to receive a special bonus payable in March 2024, equal to 20% of his 2023 actual bonus. Effective January 1, 2024, he will receive an annual base salary of $1,100,000, together with an opportunity to participate in the Company’s Performance Bonus Plan with a bonus target award of 300% of base salary, with a maximum bonus opportunity equal to 120% of target.

Mr. Abrams-Rivera will also be eligible to participate in the Company’s Bonus Investment Plan, which would allow Mr. Abrams-Rivera to invest 35% of his annual bonus towards the purchase of shares of the Company’s common stock. Under the Bonus Investment Plan, he would be entitled to a matching award of restricted stock units equal to twice the pre-tax value of the purchased shares on terms and conditions determined by the Compensation Committee.

To further align his interests with those of Kraft Heinz’s stockholders, Mr. Abrams-Rivera will be entitled to receive annual equity awards pursuant to the Company’s 2020 Omnibus Incentive Plan. His annual equity award target will be $5,000,000, subject to adjustment by the Compensation Committee based on performance metrics and which awards will be comprised of a mix of 30% restricted stock units and 70% performance share units, subject to the metrics and service-based vesting schedules to be determined by the Compensation Committee.

The compensation program, including base salary, target bonus, long-term equity awards and Bonus Investment Plan participation rights, for Mr. Abrams-Rivera as Chief Executive Officer is consistent with Mr. Patricio’s 2023 compensation program as Chief Executive Officer of the Company. However, it is not consistent with the compensation program provided to Mr. Patricio when he became Chief Executive Officer of the Company in 2019, which reflects a change in the compensation philosophy of the Compensation Committee disfavoring front-loaded multi-year equity grants.

Compensation of Mr. Patricio as Non-Executive Chair of the Board

Mr. Patricio will receive director compensation consistent with his role as Non-Executive Chair effective January 1, 2024, and continue to be entitled to vesting of his existing equity awards in accordance with the Company’s long-term incentive program.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are furnished with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	The Kraft Heinz Company Press Release, dated August 14, 2023.

104	The cover page of The Kraft Heinz Company’s Current Report on Form 8-K dated August 14, 2023, formatted in inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: August 14, 2023	By:	/s/ Rashida La Lande
Rashida La Lande
Executive Vice President, Global General Counsel and Chief Sustainability and Corporate Affairs Officer

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